Pursuant to Rule 433
                                                     Registration No. 333-131607
HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2006-2

HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-131607)

HSBC Bank USA, National Association
Sponsor and Seller

Deutsche Bank National Trust Company
Trustee

HSBC Securities (USA), Inc.
Lead Underwriter


                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates described herein, supersedes any information contained in any prior similar materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change by information contained in a preliminary prospectus relating to the Offered
Certificates. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have conveyed to you a preliminary prospectus relating to the Offered Certificates and we have accepted your offer to purchase Offered Certificates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The Offered Certificates referred to in these materials are being offered when, as and if issued. The depositor is not obligated to issue such Offered Certificates or any similar security and the underwriter's obligation to deliver such Offered Certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such Offered Certificates when, as and if issued by the issuing entity. You are advised that the terms of the Offered Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Offered Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Offered Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Offered Certificates to you is conditioned on the mortgage loans and Offered Certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such Offered Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Offered Certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.


                         THE SERIES 2006-2 CERTIFICATES

                               Initial
                              Principal
                              Balance or     Related              Initial                              Summary
                               Notional       Loan     Related    Interest                          Interest Rate    Moody's   S&P
Class                         Amount (1)     Group    Subgroup     Rate          Designation           Formula       Rating   Rating
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Offered Certificates:
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-1                   $17,337,000      1        I-1     6.00000%     Super Senior/Non-     Fixed             Aaa      AAA
                                                                             Accelerating(6)
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-2                   $40,672,000      1        I-1     6.00000%     Senior/Sequential     Fixed             Aaa      AAA
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-3                   $40,672,000      1        I-1     5.95000%     Super Senior/         LIBOR + 0.60%(7)  Aaa      AAA
                                                                             Sequential/Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-4                   $40,672,000(2)   1        I-1     0.05000%     Senior/Notional/      5.40% - LIBOR(7)  Aaa      AAA
                                                                             Inverse Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-5                      $189,699      1        I-1     6.00000%     Senior/Sequential     Fixed             Aaa      AAA
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-6                    $3,047,000      1        I-1     6.00000%     Senior Support/Non-   Fixed             Aaa      AAA
                                                                             Accelerating(6)
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-7                  $118,943,983      1        I-2     5.72000%     Senior/Pass-Through/  LIBOR + 0.37%(7)  Aaa      AAA
                                                                             Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-8                  $118,943,983(2)   1        I-2     1.28000%     Senior/Notional/      6.63% - LIBOR(7)  Aaa      AAA
                                                                             Inverse Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-9                   $34,065,691      1        I-3     5.65000%     Senior/Pass-Through/  LIBOR + 0.30%(7)  Aaa      AAA
                                                                             Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-10                  $34,065,691(2)   1        I-3     1.85000%     Senior/Notional/      7.20% - LIBOR(7)  Aaa      AAA
                                                                             Inverse Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-11                  $24,845,192      1        I-4     5.55000%     Senior/Pass-Through/  LIBOR + 0.20%(7)  Aaa      AAA
                                                                             Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-A-12                  $24,845,192(2)   1        I-4     2.45000%     Senior/Notional/      7.80% - LIBOR(7)  Aaa      AAA
                                                                             Inverse Floater
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-IO                       $590,041(2)   1        I-4     6.00000%     Senior/Notional       Fixed             Aaa      AAA
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class I-PO                       $251,132(3)   1        I-1         (3)      Senior/Principal      N/A               Aaa      AAA
                                                                             Only
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class II-A-1                  $54,156,905      2        II-1    5.50000%     Senior/Pass-Through   Fixed             Aaa      AAA
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class II-IO                    $6,991,827(2)   2        II-1    5.50000%     Senior/Notional       Fixed             Aaa      AAA
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class II-PO                       $18,382(3)   2        II-1        (3)      Senior/Principal      N/A               Aaa      AAA
                                                                             Only
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-1                      $8,275,332     1, 2      (5)     Variable     Subordinate           weighted          Aa3      AA-
                                                                Rate                               average rate -
                                                                                                   0.57687234%
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-2                      $3,527,027     1, 2      (5)     Variable     Subordinate           weighted          A3       A-
                                                                Rate                               average rate -
                                                                                                   0.32687234%
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-3                      $2,116,216     1, 2      (5)     Variable     Subordinate           weighted          Baa2     BBB-
                                                                Rate                               average rate
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Total Offered:               $348,117,559
--------------------------- ---------------
--------------------------- ---------------
Non-Offered
Certificates(4):
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-4                      $2,116,216     1, 2      (5)     Variable     Subordinate           weighted          NR       BB-
                                                                Rate                               average rate
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-5                      $1,763,513     1, 2      (5)     Variable     Subordinate           weighted          NR       B-
                                                                Rate                               average rate
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Class B-6                        $705,403     1, 2      (5)     Variable     Subordinate                 (8)         NR       NR
                                                                Rate
--------------------------- --------------- --------- --------- ------------ --------------------- ----------------- -------- ------
Total Non-Offered:             $4,585,132
--------------------------- ---------------

Total:                       $352,702,691
--------------------------- ---------------

1     Approximate. Subject to variance of plus or minus 5%.

2 Interest only certificates that will accrue interest on a notional amount. These certificates will not receive distributions of principal.

3 The Class I-PO and Class II-PO certificates are principal-only certificates and are not entitled to payment of interest.

4 The issuing entity will also issue the Class R certificates, which will represent the sole class of residual interests in each REMIC, and the Class P Certificates, which are entitled to receive any prepayment penalties collected on the mortgage loans.

5 The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 certificates will be related to subgroups I-1, I-2, I-3, I-4 and II-1 and will receive a variable rate of interest based on the weighted average of the designated rates of each subgroup.

6 The Class I-A-1 and Class I-A-6 certificates will not receive principal payments at the same rate as the other Senior Certificates because principal payments generally will not be distributable to the Class I-A-1 and Class I-A-6 certificates until the Distribution Date in January 2012.

7 Subject to minimum and maximum rates as described in this prospectus supplement.

8 The Class B-6 Certificates will accrue interest at a per annum rate equal to (i) the weighted average of the designated rates applicable to subgroups I-1, I-2, I-3, I-4 and II-1 on the basis of the group subordinate amounts thereof plus ((0.57687234% multiplied by the Class Certificate Balance of the Class B-1 Certificates) plus (0.32687234% multiplied by the Class Certificate Balance of the Class B-2 Certificates)) divided by the Class Certificate Balance of the Class B-6 Certificates.